                      SECURITIES AND EXCHANGE COMMISSION
                             Washington D.C. 20549



                                   FORM 8-K

                                CURRENT REPORT

                    Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

                         Date of Report: March 1, 1999



                          GOLDEN STAR RESOURCES LTD.
                          --------------------------
            (Exact name of registrant as specified in its charter)


CANADA                            000-21708                  980101955
------                            ---------                  ---------
(State or other jurisdiction      (Commission File           (IRS Employer
of incorporation)                 Number)                    Identification No.)



             1660 Lincoln St., Suite 3000, Denver, Colorado 80264
             ----------------------------------------------------
             (Address of principal executive offices )  (zip code)



                                (303) 830-9000
                                --------------
             (Registrant's telephone number, including area code )


                                Not Applicable
                                --------------
         (Former name or former address, if changed since last report)
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ITEM 5.  Other Events.

Pierre Gousseland, Chairman and Interim President and Chief Executive Officer announced today that the Board of Directors of Golden Star Resources Ltd. had appointed Mr. James Askew as President and Chief Executive Officer of the Company. Mr. Gousseland said, "The Board is very pleased that Jim Askew has accepted this position. The Company holds several excellent properties and has a strong technical capacity. We believe that Jim has the entrepreneurial, managerial, and technical skills that are required in the current market and that he will provide excellent leadership for the Company."

Mr. Askew has recently served as President and CEO of Rayrock Resources, Inc. which is being acquired by Glamis Gold Ltd. in a transaction valued at Cdn$134 million. Previously, Mr. Askew served as President and CEO of Golden Shamrock Mines, Ltd. which he re-organized in 1986. Golden Shamrock operated four mines, had a US$20 million annual exploration budget, and was merged into Ashanti Goldfields Limited in October 1996. As CEO of Concord Mining and Rio Narcea Gold Mines, Ltd., Mr. Askew was instrumental in the early development of this successful company.

Mr. Askew received a Bachelor of Mining Engineering (with Honors) and a Masters in Engineering Science from Melbourne University. A Denver resident, Mr. Askew is a Member of the Canadian Institute of Mining and Metallurgy and the Society of Mining Engineers (U.S.) and a fellow of the Australasian Institute of Mining and Metallurgy. After beginning his career with CRA Limited at Broken Hill in Australia, he has been responsible for founding and developing several mining related businesses ranging from contract mining, contract drilling, instrumentation, software development, investment management, and mineral consulting and, since 1986, has been the Chief Executive of a number of international mining companies.

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

                                  SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                         GOLDEN STAR RESOURCES LTD.
                                         --------------------------
                                         Registrant



Date  March 1, 1999                     By: /s/ Gordon J. Bell
    -----------------                   ----------------------
                                        Gordon J. Bell, Vice President
                                        Chief Financial Officer





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